EXHIBIT 8.1

CLOSING ESCROW AGREEMENT

This CLOSING ESCROW AGREEMENT (this “Agreement”) dated as of this 2nd day of October 2017 by and among Muscle Maker, Inc, a California corporation (the “Company”), having an address at 2200 Space Park Drive, Suite 310, Houston, Texas 77058; TriPoint Global Equities, LLC, having an address at 1450 Broadway, 26th Floor, New York, NY 10018 (“Placement Agent”), and WILMINGTON TRUST, NATIONAL ASSOCIATION (the “Escrow Agent”), with its principal corporate trust office at 1100 North Market Street, Wilmington, Delaware 19890.

All capitalized terms not herein defined shall have the meaning ascribed to them in that certain Subscription Agreement, dated as of or about _______, 2017, as amended or supplemented from time-to-time, including all attachments, schedules and exhibits thereto (the “Subscription Agreement”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Company proposes to sell (the “Financing Transaction”) a maximum of 4,200,000 shares of our common stock, no par value (“Common Stock”), at an offering price of $4.75 per share (the “Shares”) for an offering amount of $19,950,000, in a public offering (the “Offering”) to investors (each, an “Investor”); and

WHEREAS, subject to all conditions to closing being satisfied or waived, the closing(s) of the Offering shall take place from time to time until the earlier of (a) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), or (b) the date on which this Offering is earlier terminated by the Company in its sole discretion (the “Termination Date”) (the earlier of (a) or (b), the “Final Termination Date”); and

WHEREAS, there is no minimum offering amount and all funds shall only be returned to the potential Investors in the event the Offering is not consummated or if the Company, in its sole discretion, rejects all or a part of a particular potential Investor’s subscription; and

WHEREAS, in connection with the Financing Transaction contemplated by the Subscription Agreement, the Company entered into a Placement Agent Agreement between the Company and the Placement Agent, and certain other agreements, documents, instruments and certificates necessary to carry out the purposes thereof, including without limitation the Subscription Agreement (collectively, the “Transaction Documents”); and

WHEREAS, the Company and Placement Agent desire to establish an escrow account with the Escrow Agent into which the Company and Placement Agent shall instruct the Investors to deposit checks and other instruments for the payment of money made payable to the order of “WILMINGTON TRUST, N.A. as Escrow Agent for Muscle Maker Escrow,” and the Escrow Agent is willing to accept said checks and other instruments for the payment of money in accordance with the terms hereinafter set forth; and

WHEREAS, the Company and Placement Agent represent and warrant to the Escrow Agent that they have not stated to any individual or entity that the Escrow Agent’s duties will include anything other than those duties stated in this Agreement; and

WHEREAS, the Company and Placement Agent represent and warrant to the Escrow Agent that a copy of each document that has been delivered to the Investor and third parties that include Escrow Agent’s name and duties, has been attached hereto as Schedule I.

NOW, THEREFORE, IT IS AGREED as follows:

1.             Delivery of Escrow Funds.

(a)      Placement Agent and the Company shall instruct the Investor to deliver to Escrow Agent checks made payable to the order of “WILMINGTON TRUST, N.A. as Escrow Agent for Muscle Maker, Inc Escrow,” or wire transfer to:

Wilmington Trust Company

ABA #: 031100092

A/C # 124288-000

A/C Name: Muscle Maker Escrow

Attn: Boris Treyger

International Wires:

M&T

Buffalo, New York

ABA: 022000046

SWIFT: MANTUS33

Beneficiary Bank: Wilmington Trust

Beneficiary ABA: 031100092

A/C #: 124288-000

A/C Name: Muscle Maker Escrow

All such checks and wire transfers remitted to the Escrow Agent shall be accompanied by information identifying each Investor, subscription, the Investor’s social security or taxpayer identification number and address. In the event the Investor’s address and/or social security number or taxpayer identification number are not provided to Escrow Agent by the Investor, then Placement Agent and/or the Company agree to promptly upon request provide Escrow Agent with such information in writing. The checks or wire transfers shall be deposited into a non interest-bearing account at WILMINGTON TRUST, NATIONAL ASSOCIATION entitled “WILMINGTON TRUST, N.A. as Escrow Agent for Muscle Maker Escrow” (the “Escrow Account”).

(b)       The collected funds deposited into the Escrow Account are referred to as the “Escrow Funds.”

(c)       The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds deposited into the Escrow Account. If, for any reason, any check deposited into the Escrow Account shall be returned unpaid to the Escrow Agent, the sole duty of the Escrow Agent shall be to return the check to the Investor and advise the Company and Placement Agent promptly thereof.

2.             Release of Escrow Funds. The Escrow Funds shall be paid by the Escrow Agent in accordance with the following:

(a)       In the event that the Company advises the Escrow Agent in writing that the Offering has been terminated (the “Termination Notice”), the Escrow Agent shall promptly return the funds paid by each Investor to such Investor without interest or offset.

(b)       Intentionally left blank

(c)       At each Closing, the Company and the Placement Agent shall provide the Escrow Agent with written instructions regarding the disbursement of the Escrow Funds in accordance with Exhibit A attached hereto and made a part hereof and signed by the Company and the Placement Agent (the “Disbursement Instructions”).

(d)       Intentionally left blank

(e)       If by 5:00 P.M. Eastern Time on the Final Termination Date, the Escrow Agent has not received written Disbursement Instructions from the Company and Placement Agent regarding the disbursement of the Escrow Funds in the Escrow Account, if any, then the Escrow Agent shall promptly return such Escrow Funds, if any, to the Investors without interest or offset. The Escrow Funds returned to the Investors shall be free and clear of any and all claims of the Escrow Agent.

(f)       The Escrow Agent shall not be required to pay any uncollected funds or any funds that are not available for withdrawal.

(g)        Intentionally left blank

(h)        The Placement Agent or the Company will provide the Escrow Agent with the payment instructions for each Investor, to whom the funds should be returned in accordance with this section.

3.             Acceptance by Escrow Agent. The Escrow Agent hereby accepts and agrees to perform its obligations hereunder, provided that:

(a)       The Escrow Agent may act in reliance upon any signature reasonably believed by it to be genuine, and may assume that any person who has been designated by Placement Agent or the Company to give any written instructions, notice or receipt, or make any statements in connection with the provisions hereof has been duly authorized to do so. Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions. The names and true signatures of each individual authorized to act singly on behalf of the Company and Placement Agent are stated in Schedule II, which is attached hereto and made a part hereof. The Company and Placement Agent may each remove or add one or more of its authorized signers stated on Schedule II by notifying the Escrow Agent in writing of such change in accordance with this Agreement, which notice shall include the true signature for any new authorized signatories. The Escrow Agent shall be entitled to rely upon any order, judgment, opinion, or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of service thereof.

(b)       The Escrow Agent may act relative hereto in reliance upon advice of counsel in reference to any matter connected herewith. The Escrow Agent shall not be liable for any mistake of fact or error of judgment or law, or for any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

(c)       Placement Agent and the Company agree, jointly and severally, to indemnify and hold the Escrow Agent and its employees, officers, directors and agents harmless from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses (including but not limited to reasonable attorney’s fees) claimed against or incurred by Escrow Agent arising out of or related, directly or indirectly, to this Escrow Agreement unless caused by the Escrow Agent’s gross negligence or willful misconduct. Placement Agent and the Company agree, jointly and severally, to pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Funds incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent with respect to any amounts that it is obligated to pay in the way of such taxes. Escrow Agent shall not incur any liability for performing or not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent, including, without limitation, war (whether declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; the act, failure or neglect of the parties hereto (other than Escrow Agent) or any of their agents; any delay, error, omission or default of any mail, courier, facsimile or wireless agency or operator; or the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. The terms of this paragraph shall survive termination of this Agreement.

(d)       In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to (i) refrain from taking any action other than to keep safely the Escrow Funds until it shall be directed otherwise by a court of competent jurisdiction, or (ii) deliver the Escrow Funds to a court of competent jurisdiction.

(e)       The Escrow Agent shall have no duty, responsibility or obligation to interpret or enforce the terms of any agreement other than Escrow Agent’s obligations hereunder, and the Escrow Agent shall not be required to make a request that any monies be delivered to the Escrow Account, it being agreed that the sole duties and responsibilities of the Escrow Agent shall be to the extent not prohibited by applicable law (i) to accept checks or other instruments for the payment of money and wire transfers delivered to the Escrow Agent for the Escrow Account and deposit said checks and wire transfers into the non-interest bearing Escrow Account, and (ii) to disburse or refrain from disbursing the Escrow Funds as stated above, provided that the checks received by the Escrow Agent have been collected and are available for withdrawal. The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

(f)       The Escrow Agent shall be obligated to perform only such duties as are expressly set forth in this Agreement. No implied covenants or obligations shall be inferred from this Agreement against the Escrow Agent, nor shall the Escrow Agent be bound by the provisions of any agreement by the Company beyond the specific terms hereof. Without limiting the foregoing, the Escrow Agent shall dispose of the Escrow Funds in accordance with the express provisions of this Agreement, and has not reviewed and shall not make, be required to make or be liable in any manner for its failure to make, any determination under the Transaction Documents, or any other agreement, including, without limitation, any determination of whether (i) the Company has complied with the terms of the Transaction Documents, (ii) an investment in the Shares is suitable for the proposed Investors, or (iii) the Transaction Documents complies with applicable securities laws.

(g)       No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Escrow Agent is acting under this Agreement as a stakeholder only and shall be considered an independent contractor with respect to each party. No term or provision of this Agreement is intended to create, nor shall any such term or provision be deemed to have created, any trust, joint venture, partnership, or debtor/creditor relationship between or among the Escrow Agent and any of the parties.

(h)       In no event shall the Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages even if the Escrow Agent has been advised of the likelihood of such loss or damage.

4.             Resignation and Termination of the Escrow Agent. The Escrow Agent may resign at any time by giving 30 days’ prior written notice of such resignation to Placement Agent and the Company. Upon providing such notice, the Escrow Agent shall have no further obligation hereunder except to hold as depositary the Escrow Funds that it receives until the end of such 30-day period. In such event, the Escrow Agent shall not take any action, other than receiving and depositing the Investor’s checks and wire transfers in accordance with this Agreement, until the Company has designated a banking corporation, trust company, attorney or other person as successor. Upon receipt of such written designation signed by Placement Agent and the Company, the Escrow Agent shall promptly deliver the Escrow Funds to such successor and shall thereafter have no further obligations hereunder. If such instructions are not received within 30 days following the effective date of such resignation, then the Escrow Agent may deposit the Escrow Funds held by it pursuant to this Agreement with a clerk of a court of competent jurisdiction pending the appointment of a successor. In either case provided for in this paragraph, the Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds.

5.             Termination. The Company and Placement Agent may terminate the appointment of the Escrow Agent hereunder upon written notice specifying the date upon which such termination shall take effect, which date shall be at least 30 days from the date of such notice. In the event of such termination, the Company and Placement Agent shall, within 30 days of such notice, appoint a successor escrow agent and the Escrow Agent shall, upon receipt of written instructions signed by the Company and Placement Agent, turn over to such successor escrow agent all of the Escrow Funds; provided, however, that if the Company and Placement Agent fail to appoint a successor escrow agent within such 30-day period, such termination notice shall be null and void and the Escrow Agent shall continue to be bound by all of the provisions hereof. Upon receipt of the Escrow Funds, the successor escrow agent shall become the escrow agent hereunder and shall be bound by all of the provisions hereof and the Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds and under this Agreement.

6.             Investment. All funds received by the Escrow Agent shall be held only in non-interest bearing bank accounts at WILMINGTON TRUST, NATIONAL ASSOCIATION.

7.             Compensation. Escrow Agent shall be entitled, for the duties to be performed by it hereunder, to a fee of $2,500,00, which fee shall be paid by the Company upon the signing of this Agreement. In addition, the Company shall be obligated to reimburse Escrow Agent for all fees, costs and expenses incurred or that become due in connection with this Agreement or the Escrow Account, including reasonable attorney’s fees. Neither the modification, cancellation, termination or rescission of this Agreement nor the resignation or termination of the Escrow Agent shall affect the right of Escrow Agent to retain the amount of any fee which has been paid, or to be reimbursed or paid any amount which has been incurred or becomes due, prior to the effective date of any such modification, cancellation, termination, resignation or rescission. To the extent the Escrow Agent has incurred any such expenses, or any such fee becomes due, prior to any closing, the Escrow Agent shall advise the Company and the Company shall direct all such amounts to be paid directly at any such closing. The terms of this paragraph shall survive termination of this Agreement.

8.            Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by hand-delivery, by facsimile (followed by first-class mail), by nationally recognized overnight courier service or by prepaid registered or certified mail, return receipt requested, to the addresses set forth below:

If to Placement Agent:

TriPoint Global Equities, LLC

1450 Broadway, 26th Floor

NY, NY 10018

Phone: (240) 864-0449

EMail: mark@tpglobal.com

If to the Company:

Robert E. Morgan

Chief Executive Officer

Muscle Maker, Inc

2200 Space Park Drive, Suite 310

Houston, Texas 77058

Phone: 732-669-1200

Email: MRem1@aol.com

Copy:

Laura Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Phone: 561-514-0936

Fax: 561-514-0832

Email: Lanthony@legalandcompliance.com

If to Escrow Agent:

WILMINGTON TRUST, NATIONAL ASSOCIATION

166 Mercer Street, Suite 2R

New York, New York

Attention: Boris Treyger

Phone: (212) 941-4416

Fax: (212) 343-1079

9.            General.

(a)       This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be entirely performed within such State, without regard to choice of law principles and any action brought hereunder shall be brought in the courts of the State of Delaware, located in the County of New Castle. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any manner permitted by applicable law and consents to the jurisdiction of said courts. Each of the parties hereto hereby waives all right to trial by jury in any action, proceeding or counterclaim arising out of the transactions contemplated by this Agreement.

(b)       This Agreement sets forth the entire agreement and understanding of the parties with respect to the matters contained herein and supersedes all prior agreements, arrangements and understandings relating thereto.

(c)       All of the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto, as well as their respective successors and assigns.

(d)       This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. No party may assign any rights, duties or obligations hereunder unless all other parties have given their prior written consent.

(e)       If any provision included in this Agreement proves to be invalid or unenforceable, it shall not affect the validity of the remaining provisions.

(f)       This Agreement and any modification or amendment of this Agreement may be executed in several counterparts or by separate instruments and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

10.           Form of Signature. The parties hereto agree to accept a facsimile or email PDF transmission copy of their respective actual signatures as evidence of their actual signatures to this Agreement and any modification or amendment of this Agreement; provided, however, that each party who produces a facsimile or email PDF signature agrees, by the express terms hereof, if requested by another party hereto, to place, promptly after transmission of his or her signature by fax, a true and correct original copy of his or her signature in overnight mail to the address of the other party.

11.          Termination. This Agreement will terminate upon the Final Termination Date.

12.          Automatic Succession.  Any business entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Escrow Agent, shall be the successor of the Escrow Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

13.          Anti-Terrorism/Anti-Money Laundering Laws.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT - To help the United States government fight the funding of terrorism or money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens a new account. What this means for the parties to this Agreement: the Escrow Agent will ask for your name, address, date of birth, and other information that will allow the Escrow Agent to identify you (e.g., your social security number or tax identification number.) The Escrow Agent may also ask to see your driver’s license or other identifying documents (e.g., passport, evidence of formation of corporation, limited liability company, limited partnership, etc., certificate of good standing.)

Each party to this Agreement hereby agrees to provide the Escrow Agent, prior to the establishment of the Escrow Account, with the information identified above pertaining to it by completing the form attached as Exhibit B and returning it to the Escrow Agent. Exhibit B includes one form for individuals and another form for entities.

[The balance of this page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Muscle Maker, Inc		Tri-Point Global Equities, LLC

By:	/s/ Robert E. Morgan	By:	/s/ Mark Elenowitz
Name:	Robert E. Morgan	Name:	Mark Elenowitz
Title:	Chief Executive Officer	Title:	Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:	/s/ Boris Treyger
Name:	Boris Treyger
Title:	Vice President

Schedule I

Form 1-A

Schedule II

The Escrow Agent is authorized to accept instructions signed or believed by the Escrow Agent to be signed by any one of the following on behalf of the Company and the Placement Agent.

Muscle Maker, Inc

Name	True Signature

Robert E. Morgan	/s/ Robert E. Morgan

Tim Betts	/s/ Tim Betts

TriPoint Global Equities, LLC

Name	True Signature

Mark Elenowitz	/s/ Mark Elenowitz

Exhibit A

FORM OF ESCROW DISBURSEMENT INSTRUCTIONS

AND RELEASE NOTICE

Date:

WILMINGTON TRUST, NATIONAL ASSOCIATION

1100 North Market Street

Wilmington, Delaware 19890

Attention: Boris Treyger

Dear Mr./Ms _______:

In accordance with the terms of paragraph 2(c) of a Closing Escrow Agreement dated as of September __, 2017 (the “Escrow Agreement”), by and between Muscle Maker, Inc. (the “Company”), TriPoint Global Equities, LLC (“Placement Agent”) and WILMINGTON TRUST, NATIONAL ASSOCIATION (the “Escrow Agent”), the Company and Placement Agent hereby direct the Escrow Agent to distribute all of the Escrow Funds (as defined in the Escrow Agreement) in accordance with the following wire instructions:

________________________:	$

________________________:	$

________________________	$

Very truly yours,

Muscle Maker, Inc

By:
Name:	Robert E. Morgan
Title:	Chief Executive Officer

TriPoint Global Equities, LLC

By:
Name:	Mark Elenowitz
Title:	Chief Executive Officer